                                                           OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  1 )*
                                              ---

                                VARIAGENICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    922196100
                         -------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_] Rule 13d-1(b)
         [_] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 2 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Fund III, L.P.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 3 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Entrepreneurs' Fund III, L.P.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 4 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates III, L.P.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 5 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates III, Inc.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Corporation
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 6 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Axel Bichara
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 7 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jean-Francois Formela
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     France
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           24,167 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               24,167 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,588,318 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 8 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ronald Nordin
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 922196100                                                 Page 9 of 20
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher J. Spray
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,564,151 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,564,151 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,564,151 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Variagenics, Inc.
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  60 Hampshire Street, Cambridge, MA 02139.

Item 2(a).        Names of Persons Filing: Atlas Venture Fund III, L.P., Atlas
                  -----------------------
                  Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Axel Bichara, Jean-Francois Formela, Ronald Nordin and Christopher J. Spray.

                  Atlas Venture Associates III, Inc. is the sole general partner of Atlas Venture Associates III, L.P. Atlas Venture Associates III, L.P. is the sole general partner of Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund III, L.P. Messrs. Bichara, Formela, Nordin and Spray are the directors of Atlas Venture Associates III, Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The address of the principal business office of Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc. and Messrs. Bichara, Formela, Nordin and Spray is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c).        Citizenship: Atlas Venture Fund III, L.P., Atlas Venture
                  -----------
                  Entrepreneurs' Fund III, L.P. and Atlas Venture Associates III, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Associates III, Inc. is a corporation organized under the laws of the State of Delaware. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Nordin is a citizen of the United States. Mr. Spray is a citizen of the United Kingdom.

Item 2(d).        Title of Class of Securities: Common Stock, $.01 par value.
                  ----------------------------

Item 2(e).        CUSIP Number: 922196100.
                  ------------

Item 3.           If this statement is filed pursuant to Rules 13d-1(b),
                  ------------------------------------------------------
                  or 13d-2(b) or (c), check whether the person filing is a:
                  --------------------------------------------------------

                  Not Applicable.

Item 4.           Ownership.
                  ---------

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P. and Atlas Venture Associates III, Inc. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,564,151 shares (including warrants for the exercise of 192,569 shares) of Common Stock as of December 31, 2001. Each of Messrs. Bichara, Nordin and Spray may be deemed to own beneficially 2,564,151 shares of Common Stock as of December 31, 2001. Mr. Formela may be deemed to own beneficially 2,588,318 shares (including options exercisable for 19,167 shares) of Common Stock as of December 31, 2001.

                  As of December 31, 2001, Atlas Venture Fund III, L.P. is the record owner of 2,521,361 shares (including warrants for the exercise of 188,470 shares) of Common Stock and Atlas Venture Entrepreneurs' Fund III, L.P. is the record owner of 42,790 shares (including warrants for the exercise of 4,099 shares) of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,564,151 shares of Common Stock. In their capacities as directors of Atlas Venture Associates III, Inc., each of Messrs. Bichara, Nordin and Spray may be deemed to own beneficially 2,564,151 shares of Common Stock. In his capacity as a director of Atlas Venture Associates III, Inc., Mr. Formela may be deemed to own beneficially 2,588,318 shares (including options exercisable for 19,167 shares) of Common Stock as of December 31, 2001.

         (b)      Percent of Class:

                  Atlas Venture Fund III, L.P.                             11.0%
                  Atlas Venture Entrepreneurs' Fund III, L.P.              11.0%
                  Atlas Venture Associates III, L.P.                       11.0%
                  Atlas Venture Associates III, Inc.                       11.0%
                  Axel Bichara                                             11.0%
                  Jean-Francois Formela                                    11.1%
                  Ronald Nordin                                            11.0%
                  Christopher J. Spray                                     11.0%

         The foregoing percentages are calculated based on the 23,363,054 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Variagenics, Inc. for the Quarter ending September 30, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        Jean-Francois Formela                      24,167 shares

                        0 shares as to each other reporting person.

                  (ii)  shared power to vote or to direct the vote:

                  Atlas Venture Fund III, L.P.                  2,564,151 shares
                  Atlas Venture Entrepreneurs' Fund III, L.P.   2,564,151 shares
                  Atlas Venture Associates III, L.P.            2,564,151 shares

                  Atlas Venture Associates III, Inc.            2,564,151 shares
                  Axel Bichara                                  2,564,151 shares
                  Jean-Francois Formela                         2,564,151 shares
                  Ronald Nordin                                 2,564,151 shares


                  (iii) sole power to dispose or to direct the disposition of:

                        Jean-Francois Formela                      24,167 shares

                        0 shares as to each other reporting person.

                  (iv)  shared power to dispose or to direct the disposition of:

                  Atlas Venture Fund III, L.P.                  2,564,151 shares
                  Atlas Venture Entrepreneurs' Fund III, L.P.   2,564,151 shares
                  Atlas Venture Associates III, L.P.            2,564,151 shares
                  Atlas Venture Associates III, Inc.            2,564,151 shares
                  Axel Bichara                                  2,564,151 shares
                  Jean-Francois Formela                         2,564,151 shares
                  Ronald Nordin                                 2,564,151 shares
                  Christopher J. Spray                          2,564,151 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Variagenics, Inc. except in the case of (i) Atlas Venture Fund III, L.P. for the 2,521,361 shares (including warrants for the exercise of 188,470 shares) which it holds of record;
         (ii) Atlas Venture Entrepreneurs' Fund III, L.P. for the 42,790 shares (including warrants for the exercise of 4,099 shares) which it holds of record; and (iii) Mr. Formela for the 24,167 shares which he holds of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------

                Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ---------------------------------------------------------------

                Not Applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company.
                -------

                Not Applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                                 Not Applicable.

Item 10.        Certifications.
                --------------

                Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   Signatures
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated:  February 8, 2002

ATLAS VENTURE FUND III, L.P.              ATLAS VENTURE ASSOCIATES III, L.P.

By: Atlas Venture Associates III, L.P.    By: Atlas Venture Associates III, Inc.
    General Partner
                                              By:               *
                                                  ------------------------------
    By: Atlas Venture Associates                  Christopher Spray
        III, Inc.                                 President

        By:            *
            --------------------------
            Christopher Spray
            President

ATLAS VENTURE ENTREPRENEURS' FUND
III, L.P.                                 ATLAS VENTURE ASSOCIATES III, INC.

By: Atlas Venture Associates III, L.P.    By:                 *
    General Partner                           ----------------------------------
                                              Christopher Spray
                                              President

    By: Atlas Venture Associates
        III, Inc.

        By:             *
            --------------------------
            Christopher Spray
            President


                 *                                          *
--------------------------------------    --------------------------------------
Axel Bichara                              Ronald Nordin


                 *                                          *
--------------------------------------    --------------------------------------
Jean-Francois Formela                     Christopher J. Spray

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------

     /s/Jeanne Larkin Henry
     -----------------------------
     Jeanne Larkin Henry
     Attorney-in-fact

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Variagenics, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 8th day of February, 2002.

ATLAS VENTURE FUND III, L.P.              ATLAS VENTURE ASSOCIATES III, L.P.

By: Atlas Venture Associates III, L.P.    By: Atlas Venture Associates III, Inc.
    General Partner
                                              By:               *
                                                  ------------------------------
    By: Atlas Venture Associates                  Christopher Spray
        III, Inc.                                 President

        By:                *
            --------------------------
            Christopher Spray
            President

ATLAS VENTURE ENTREPRENEURS' FUND         ATLAS VENTURE ASSOCIATES III, INC.
III, L.P.

By: Atlas Venture Associates III, L.P.    By:                 *
    General Partner                           ----------------------------------
                                              Christopher Spray
                                              President

    By: Atlas Venture Associates
        III, Inc.

        By:             *
            --------------------------
            Christopher Spray
            President


                 *                                            *
-------------------------------------      -------------------------------------
Axel Bichara                               Ronald Nordin


                 *                                           *
-------------------------------------      -------------------------------------
Jean-Francois Formela                      Christopher J. Spray

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------

     /s/Jeanne Larkin Henry
     ------------------------
     Jeanne Larkin Henry
     Attorney-in-fact

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., Atlas Venture Beheer II B.V., Partno Deelmingen B.V., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P. and Atlas Venture Associates V, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                                  /s/ Christopher J. Spray
                                                  ------------------------------
                                                  Christopher J. Spray

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 13th day of February, 2001, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                              /s/ Kyle Walkden
                                           -----------------------------
                                           Notary Public

                                           My commission expires:  9/9/05

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                                  /s/ Axel Bichara
                                                  ------------------------------
                                                  Axel Bichara

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 13th day of February, 2001, before me personally came Axel Bichara, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                                     /s/ Kyle Walkden
                                                  ------------------------------
                                                  Notary Public

                                                  My commission expires:  9/9/05

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                                  /s/ Jean Francois Formela
                                                  ------------------------------
                                                  Jean Francois Formela

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 13th day of February, 2001, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                                     /s/ Kyle Walkden
                                                  ------------------------------
                                                  Notary Public

                                                  My commission expires:  9/9/05

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                                  /s/ Ronald Nordin
                                                  ------------------------------
                                                  Ronald Nordin

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 13th day of February, 2001, before me personally came Ronald Nordin, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                                     /s/ Kyle Walkden
                                                  ------------------------------
                                                  Notary Public

                                                  My commission expires: